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                  PROXY STATEMENT PURSUANT TO SECTION 14(A)
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                            POST PROPERTIES, INC.
               (Name Of Registrant As Specified In Its Charter)

                                JOHN A. WILLIAMS
                                  ROY E. BARNES
                             FRANCIS L. BRYANT, JR.
                                 PAUL J. DOLINOY
                                THOMAS J.A. LAVIN
                                GEORGE R. PUSKAR
                                EDWARD LOWENTHAL
                                 CRAIG G. VOUGHT
   (Name Of Person(s) Filing Proxy Statement, If Other Than The Registrant)


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Contacts:
MEDIA                                     INVESTORS
Jeremy Fielding/Kimberly Kriger           Larry Dennedy/Bob Marese
Kekst and Company                         MacKenzie Partners, Inc.
212-521-4800                              212-929-5500


  EDWARD LOWENTHAL TO BE NAMED CHIEF EXECUTIVE OFFICER OF POST PROPERTIES IF
                  INDEPENDENT DIRECTOR NOMINEES ARE ELECTED

                -- TWENTY YEAR REAL ESTATE INDUSTRY EXECUTIVE --

     -- SLATE ENDORSES LOWENTHAL'S RECOMMENDATION THAT CRAIG G. VOUGHT BE
                          APPOINTED TO POST'S BOARD --

ATLANTA, May 5, 2003 - Edward Lowenthal, a senior executive with more than 20 years of management and leadership in the real estate industry, has agreed to become President and Chief Executive Officer of Post Properties, Inc. (NYSE:PPS) if the slate of independent director nominees is elected at the company's Annual Meeting of Shareholders on May 22, 2003, it was announced today.

Mr. Lowenthal co-founded Wellsford Residential Property Trust in 1986, and co-led the company's IPO in November 1992, making it one of the first multifamily REITs to become a public company in the 1990's. From 1992 to 1997, Wellsford Residential Property grew from 5,000 to 20,000 multifamily units, and increased its capitalization from $200 million to more than $1 billion. In May 1997, it was merged into Equity Residential Properties Trust, where Mr. Lowenthal continues to serve as a Trustee, until May 30, 2003. From 1997 to 2002, Mr. Lowenthal was director and President of Wellsford Real Properties, Inc., a public company with over $1 billion of assets under management, including multifamily and office properties. He is currently Managing Member of Ackerman Management LLC, a private investment management and advisory company.

John A. Williams, founder, largest equity holder and director of Post Properties, and George Puskar, independent director nominee and proposed non-executive Chairman of the company, said, "Given our slate's commitment to enhance value for all Post shareholders, we are delighted that Ed Lowenthal, a highly respected and accomplished real estate executive with extensive experience in the multifamily business, has accepted our offer to become Post's President and Chief Executive Officer if our slate is elected. Ed is a person of absolute integrity and is committed to doing what is right for all shareholders. This proxy contest is about Post's leadership, its future, and doing what is in the best interest of all Post shareholders, customers and employee-associates."


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Mr. Lowenthal said, "Post Properties has built an outstanding brand name and has set the standard for quality in the apartment industry. Our platform is, in my view, the right one to achieve the highest levels of integrity and sound corporate governance, and, importantly, build greater shareholder value. We will immediately form a Special Committee of the Board with a mandate to explore all ways to enhance shareholder value, including a potential sale or merger of the company. I am confident that under a new Board of Directors, Post's value-creation efforts will be successful."

"At the same time as the Special Committee undertakes its work, our mission will be to restore operational excellence at Post. We will actively recruit seasoned and able executives for the vacant Chief Financial Officer and Executive Vice President for Asset Management positions, and expect to retain those experienced and valued associates who are committed to Post's future success. There are several potential candidates I have in mind, and we will explore these possibilities in the coming weeks," continued Mr. Lowenthal.

It is expected that, following the Annual Meeting, the new Board would appoint Mr. Lowenthal as a director, filling an existing Board vacancy. Mr. Williams will not serve as an executive of the company and will not serve on the Special Committee, but will remain a director.

Mr. Puskar said, "We are excited that someone of Ed Lowenthal's caliber and track record has agreed to join us. Ed is well respected in the real estate industry, and his participation has resulted in another opportunity to help us create value for Post shareholders. The director nominees have endorsed Ed's recommendation that Craig G. Vought, Managing Director of Broadreach Capital Partners, LLC, a Trustee of Equity Office Properties Trust and former co-Chief Executive Officer of Spieker Properties, Inc., also be appointed a director of the company following our election. Both Ed and Craig have extensive public company experience and have successful track records of realizing value for shareholders."

Mr. Williams concluded, "I ask all shareholders to exercise their right to vote--and join us in voting for change at Post and a stronger future. With only 17 days until the Annual Meeting, I urge all shareholders to sign the GOLD proxy card and mail it in today."

You may obtain a free copy of Mr. Williams' proxy statement and other relevant documents by calling MacKenzie Partners, Inc. toll-free at (800) 322-2885 or
(212) 929-5500 or by email at PROXY@MACKENZIEPARTNERS.COM. Mr. Williams' proxy statement, which has been mailed to Post Properties Shareholders and other filings and information related to his solicitation can be found at WWW.POSTSHAREHOLDERS.COM

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                                    # # #

EDWARD LOWENTHAL

Edward Lowenthal is Managing Member of Ackerman Management LLC, a private investment management and advisory company with particular focus on real estate and other asset based investments.

Mr. Lowenthal, 58, was a Founder and was President of Wellsford Real Properties, Inc. (WRP) from 1997 until 2002. WRP is an American Stock Exchange listed real estate merchant banking company with offices in New York, New York and Denver, Colorado. WRP has over $1 billion of assets under management including multifamily and office properties as well as real estate debt held directly and through joint ventures with institutional partners. He continues to serve as a director of WRP. Mr. Lowenthal was a Founder, Trustee and President of Wellsford Residential Property Trust, a New York Stock Exchange listed multi-family real estate investment trust, until May, 1997 when it was merged into Equity Residential Properties Trust.

Mr. Lowenthal has significant experience in building and leading management and operating teams in public and private companies. He also has broad transactional experience in financing, acquiring, developing and selling real estate assets and operating companies.

He has over 30 years of real estate and merger and acquisition experience in both public and private entities. Over hundreds of transactions and through numerous business cycles, he has been able to benefit by pursuing appropriate opportunities and at times by refraining from transactional activity.

Mr. Lowenthal serves as a Trustee of Equity Residential (until May 30, 2003), Omega Healthcare Investors, Inc., and as a director of Reis, Inc., a privately held real estate information and analytics provider. He has previously served as a director of other public and private companies.

Mr. Lowenthal serves as a Trustee of The Manhattan School of Music. He served as a member of the Board of Governors of the National Association of Real Estate Investment Trusts (NAREIT) from 1992-2000, Co-Chaired its 1993 annual meeting and served as Co-Chair of the Visiting Committee to Case Western Reserve University's College of Arts and Sciences.

He earned a B.A. degree from Case Western Reserve University in 1966 and a J.D. degree from Georgetown University Law Center in 1969 where he was an editor of the Georgetown University Law Journal.

Mr. Lowenthal has two adult children and resides in New Jersey with his wife of 33 years.

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CRAIG VOUGHT


Craig Vought is currently Managing Director of Broadreach Capital Partners, LLC a real estate private equity firm which he co-founded in 2002 to pursue high return investment opportunities in the western United States. The firm has recently raised in excess of $230 million from a variety of endowments, foundations and high net worth individuals which it anticipates investing over the next 3 or 4 years.

Mr. Vought is also a Trustee of Equity Office Properties Trust, and former co-Chief Executive Officer of Spieker Properties, Inc.


NOTE TO EDITORS

The director nominees proposed by Mr. Williams are:
o Roy E. Barnes, immediate past Governor of Georgia, founder and director of several Georgia banks and a practicing attorney;
o Francis J. Bryant, Jr., former Executive Vice President of the real estate division of Manufacturers Hanover Trust Company;
o   Paul J. Dolinoy, former President of Lend Lease Real Estate
      Investments, Inc.;
o Thomas J.A. Lavin, an independent real estate adviser and former head of real estate investment banking at both Smith Barney and First Boston;
o George R. Puskar, former Chairman and Chief Executive Officer of Equitable Real Estate Investment Management